Back to Schedule TO
Exhibit (a)(1)(A)

WELLCARE HEALTH PLANS, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR RESTRICTED STOCK UNITS

AUGUST 17, 2009

THIS OFFER TO EXCHANGE AND THE ASSOCIATED WITHDRAWAL RIGHTS WILL COMMENCE ON AUGUST 17, 2009, AND WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 15, 2009 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

WellCare Health Plans, Inc., a Delaware corporation (referred to in this Offer to Exchange as “WellCare” the “Company,” “we,” “our” or “us”), is offering to eligible employees the opportunity to voluntarily exchange some or all of their outstanding options to purchase shares of our common stock (“options”) with an exercise price equal to or greater than $40.00 per share, whether vested or unvested, for a number of restricted stock units (“RSUs”), based on exchange ratios set forth in this document (the “offer”). Each RSU represents WellCare’s commitment to deliver to the recipient one share of WellCare common stock, subject to vesting and other terms and conditions.

The terms and conditions of our offer are described in this document and other documents we may refer you to, all of which together are called the “Offer to Exchange.”

Eligible employees have until September 15, 2009 to accept our offer, which is the expiration date of the offer. We may extend the expiration date in our sole discretion. We will grant RSUs following the expiration of the offer on the same calendar day on which we cancel the exchanged options (the “RSU grant date”). We expect the RSU grant date to be September 15, 2009. If the expiration date is extended, the RSU grant date will similarly be delayed. The RSUs will be granted under the terms of the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “Plan”) and will be subject to the terms and conditions of an RSU award agreement.

The new RSUs will be subject to a new vesting schedule, and will be completely unvested at the time of the new grant, regardless of whether the options exchanged were partially or wholly vested. Each new RSU grant will vest in 25% increments on the first four anniversaries of the RSU grant date, provided the recipient remains employed by us on the vesting dates. As a result, eligible employees must continue their employment with WellCare in order to realize any benefit from the new RSUs.

Our common stock is traded on the New York Stock Exchange under the symbol “WCG.” On August 14, 2009, the closing price of our common stock was $24.85 per share. You should evaluate the risks related to our business, our common stock and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 11 for a discussion of risks that you should consider before participating in this offer.

WE ARE NOT MAKING ANY RECOMMENDATIONS AS TO WHETHER YOU SHOULD OR SHOULD NOT PARTICIPATE IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD OR SHOULD NOT PARTICIPATE IN THE OFFER. YOU SHOULD SEEK COUNSEL FROM YOUR OWN LAWYER, ACCOUNTANT AND/OR FINANCIAL ADVISOR FOR ASSISTANCE IN MAKING THIS DECISION.  YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE AND THE RELATED OFFER DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

IMPORTANT

WellCare has engaged BNY Mellon Shareowner Services (“BNY Mellon”) to administer the offer process. If you want to exchange any of your eligible options, you must notify BNY Mellon of your election before our offer expires. You may notify BNY Mellon of your election in one of the following ways:

▪
By making an election online at the WellCare Option Exchange Offer Website, which is available at https://www.corp-action.net/Wellcare. Your election must be submitted online before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify).

▪
If you choose not to utilize the WellCare Option Exchange Offer Website election process, you may submit your election by contacting BNY Mellon to have a paper Election Form mailed to you, properly completing and signing the Election Form and delivering the Election Form to BNY Mellon according to the instructions contained therein so that BNY Mellon receives it before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify).

▪
We will mail materials to the homes of employees who are on leaves of absence. These employees may complete and return a paper Election Form to BNY Mellon according to the instructions contained in the materials so that BNY Mellon receives it before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify), or they may submit their elections using the website election process before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify).

Responses submitted by any means other than (i) online at the WellCare Option Exchange Offer Website or (ii) by mail if you choose not to utilize the WellCare Option Exchange Offer Website, including hand delivery, facsimile or email, are not permitted.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by BNY Mellon by the deadline will be accepted. If BNY Mellon does not receive your election by the offer expiration date deadline, you will be deemed to have rejected this offer.

If you receive paper materials and you submit your election or withdrawal to BNY Mellon via means other than the WellCare Stock Option Exchange Offer Website, BNY Mellon intends to send you a confirmation after receiving your election or withdrawal. If you do not receive a confirmation, it is your responsibility to confirm that BNY Mellon has received your election and/or any withdrawal.

An Election Confirmation for submissions through the WellCare Stock Option Exchange Offer Website will be generated if you submit your election or withdrawal online. You should print and save a copy of the confirmation for your records.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document and all related documents filed as part of the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 17, 2009. We are not making an offer of the RSUs in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Neither the SEC nor any state or local securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to BNY Mellon at 1-866-271-9604.

Offer to Exchange dated August 17, 2009

i

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange and the other offer documents for details not addressed in this summary. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.         What is the Stock Option Exchange Program?

A1.
In the Stock Option Exchange Program, we are offering a voluntary opportunity for eligible employees (described in Question and Answer 2 below) to exchange eligible options (described in Question and Answer 3 below) for restricted stock units (“RSUs”) (described in Question and Answer 12 below). The number of RSUs an eligible employee will receive in exchange for an eligible option will be determined by the exchange ratio (described in Question and Answer 4 below) applicable to that option. RSUs will be subject to a new vesting schedule (described in Question and Answer 14 below), even if the options tendered currently are fully vested.

Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, you will not receive the RSUs described in this offer, and your outstanding options will remain outstanding in accordance with their current terms and conditions.

Q2.         Who is eligible to participate in the Stock Option Exchange Program?

A2.
The persons who are eligible to participate in the Stock Option Exchange Program (“eligible employees”) are all employees nationwide who hold eligible options and who remain employees of WellCare or one of its subsidiaries through the date of grant for the RSUs (the “RSU grant date”), except for certain executive officers and directors. (For more information, see Section 11)

We will grant RSUs following the expiration of the offer on the same calendar day on which we cancel the exchanged options, which we currently expect to be September 15, 2009, unless the expiration date of the offer is extended.

Q3.         What options are eligible to be exchanged in the Stock Option Exchange Program?

A3.
Options that are eligible for exchange (“eligible options”) are those with per share exercise prices equal to or greater than $40.00 per share, whether vested or unvested, and that are held by eligible employees and are outstanding and unexercised as of the expiration date of the offer.

To help you recall your outstanding eligible options and give you information necessary to make an informed decision, please refer to the grant information available on the WellCare Stock Option Exchange Offer Website at https://www.corp-action.net/Wellcare, which lists your eligible option grants and related information, including the number of shares subject to each grant, the option expiration date and the exercise price of your options. When the offer begins, BNY Mellon will send you an e-mail with information regarding passcodes and access to https://www.corp-action.net/Wellcare where you can review your information. This information also will be included with the paper materials that we mail to eligible employees who are on leaves of absence on the date the offer commences.

Q4.         How many RSUs will I receive for the options that I exchange?

A4.
The number of RSUs that you will receive will depend on the number of options that you surrender and on a pre-determined exchange ratio. The exchange ratio specifies the number of options that an eligible employee must surrender to obtain a new RSU. For example, an exchange ratio of 10.0 to 1 means that an eligible employee must surrender 10 options to receive 1 new RSU. The following exchange ratios will apply, based on grant years and ranges of option exercise prices set forth below:

Grant Year	Per Share Exercise Price of Eligible Options	Exchange Ratio (Number of options you need to surrender to receive one new RSU)
2005	$40.00 - $45.00	10.00
2006	$40.00 - $49.99	4.00
2006	$50.00 - $69.99	4.60
2007	$70.00 - $74.99	5.30
2007	$75.00 - $95.00	16.90
2008	$40.00 - $41.49	3.20
2008	$41.50 - $42.99	3.00
2008	$43.00 - $44.99	3.20
2008	$45.00 - $49.99	4.70	(1)
2008	$45.00 - $49.99	5.50	(2)
2008	$50.00 - $55.00	3.60

(1) For options that vest in full on November 28, 2009.
(2) For options that vest in two equal annual installments.

No fractional shares will be subject to RSUs, and we will round to the nearest whole number of RSUs after applying the applicable exchange ratio to avoid fractional shares on a grant-by-grant basis (greater than or equal to 0.5 is rounded up to the nearest whole number of RSUs and less than 0.5 is rounded down to the nearest whole number of RSUs). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible option grant that does not have sufficient underlying unexercised stock options to result in at least 0.5 RSUs after the exchange (which would be rounded up to one whole RSU). The exchange ratios apply to each of your option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios. (For more information, see Section 2)

The exchange ratios are structured so that RSUs granted in connection with the offer will have an aggregate “fair value” (as determined under accounting rules) no greater than the aggregate “fair value” of stock options surrendered, based on modeling at the time the exchange offer begins. For purposes of establishing the exchange ratios, the options subject to the offer have been valued using a lattice option valuation model which uses historical option exercise and cancellation data to estimate the timing and magnitude of exercises and post-vesting cancellations, the market price of our common stock, the strike price of the options and the remaining term of eligible options. Other assumptions used in the option valuation model include our expected stock price volatility over the remaining term of the awards, the risk-free interest rate applicable over the remaining term of the awards and the expected dividend yield. Our expected stock price volatility represents the amount by which the stock price is expected to fluctuate throughout the period that the stock options will remain outstanding and is based on historical stock price data. The risk-free interest rate reflects the yield on U.S. Treasury constant maturity securities. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero. (For more information, see Section 2)

Q5.         Why is the Company making this offer?

A5.
We are making this offer to improve the retention and incentive benefits of our equity awards. Our equity award program is intended to attract, retain and motivate key employees. Options constitute a major component of employees’ total equity award holdings throughout the company and thus serve as an important retention incentive to the extent option exercise prices are lower than market prices. Our stock price declined significantly beginning in the fall of 2007 after the commencement of certain previously disclosed government and company investigations, and our stock price remains at historically low levels. As a result, the retention value of outstanding stock options has been significantly undermined. As of the date hereof, substantially all of our outstanding stock options were “underwater,” meaning their exercise prices were higher than the market value of our common stock. We believe it is important to motivate and retain the employees who continue to help the Company get through what has been a challenging period after the commencement of the investigations.

We also expect the offer to reduce “overhang” – the potential dilution to stockholders’ ownership represented by outstanding and unexercised stock options and other stock-based awards. In the past, we granted many stock options that, due to the significant decline in our stock price, have created a substantial amount of overhang. We expect the offer to reduce a portion of that overhang, and we currently intend to consider other ways in which we can reduce overhang even more.

Further, the employees whom we expect to participate in the program are an important resource and are critical to our future results. Our objective is to provide employees with new RSUs with a value, in the aggregate, substantially equivalent to the value of the exchanged underwater options, determined using a lattice option valuation model. Additionally, the new RSUs have a new four-year vesting schedule, requiring employees to continue their employment with us in order to realize the benefit from the new awards. The grant of RSUs is also consistent with the consideration of the Compensation Committee of our Board of Directors (the “Compensation Committee”) of granting fewer stock options because the Compensation Committee believes that an equity compensation program that is overly tilted toward options may induce employees to take unnecessary risk. The Compensation Committee also believes that an RSU is less leveraged than a stock option, meaning that if our stock price declines, an RSU continues to create retention and ownership incentives for employees while underwater options may not. (For more information, see Section 3)

Finally, to the extent the number of options surrendered exceeds the number of RSUs issued in exchange, all excess options will be available for future grant under the Plan, either as options or as other equity awards (to the extent that the Compensation Committee or our Board of Directors approves any such grant). As a result, the total number of shares available for future grants under the Plan will increase due to the Stock Option Exchange Program.

Q6.         How should I decide whether or not to exchange my eligible options for RSUs?

A6.
We are providing information to assist you in making your own decision. However, we are not making any recommendations as to whether you should or should not participate in the offer. You should seek counsel from your own lawyer, accountant and/or financial advisor for assistance in making this decision. No one from WellCare is, or will be, authorized to provide you with advice in this regard. Please also review the “Risks of Participating in this Offer” that appear after this Summary Term Sheet.

Q7.         What does it mean to “tender” my options?

A7.
Tendering your options means that you have agreed to exchange your options for new RSUs on the terms and subject to the conditions set forth in the Offer to Exchange. At the conclusion of the offer, subject to the satisfaction of the conditions in the offer, we intend to accept for exchange all options that have been properly tendered.

Q8.	How do I participate in the offer?

A8.
To properly elect to exchange your eligible options, you must notify BNY Mellon of your election in one of the following ways before 5:00 p.m., Eastern Time, on the expiration date, which is currently September 15, 2009 (the “expiration date”) (or, if we extend the offer, a later date that we will specify):

▪
By making an election online at the WellCare Option Exchange Offer Website, which is available at https://www.corp-action.net/Wellcare. Your election must be submitted online before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify).

▪
If you choose not to utilize the WellCare Option Exchange Offer Website election process, you may submit your election by contacting BNY Mellon to have a paper Election Form mailed to you, properly completing and signing the Election Form and delivering the Election Form to BNY Mellon according to the instructions contained therein so that BNY Mellon receives it before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify).

▪
We will mail materials to the homes of employees who are on leaves of absence. These employees may complete and return a paper Election Form to BNY Mellon according to the instructions contained in the materials so that BNY Mellon receives it before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify), or they may submit their elections using the website election process before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify).

Responses submitted by any means other than (i) online at the WellCare Option Exchange Offer Website or (ii) by mail if you choose not to utilize the WellCare Option Exchange Offer Website, including hand delivery, facsimile or email, are not permitted.

Q9.         If I participate in the offer, do I have to tender all of my eligible options?

A9.
No. You can choose which of your eligible options to tender.  However, you must tender your options on a grant-by-grant basis such that if you tender any options in an eligible option grant, all of the unexercised options subject to that particular grant, whether vested or unvested, must be tendered. (For more information, see Section 2)

For example (and except as otherwise described below), if you hold (1) an eligible option grant to purchase 1,000 shares at $41.00 granted in 2005, 500 of which you have already exercised, (2) an eligible option grant to purchase 2,000 shares at $47.00 granted in 2006 and (3) an eligible option grant to purchase 3,000 shares at $55.00 granted in 2006, you may choose to exchange all three option grants, only two of the three option grants, only one of the three option grants, or none at all. You may not elect to exchange a partial amount of unexercised options under any option grant (such as an election to exchange only 150 shares of the remaining 500 shares under the first option grant).

Q10.       When does the offer expire? How will I know if the offer is extended?

A10.
The offer begins on August 17, 2009, and is scheduled to remain open until 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer period, a later date that we will specify). We currently have no plans to extend the offer beyond September 15, 2009. However, if we do extend the offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (For more information, see Section 15)

Q11.       What is a stock option?

A11.
A stock option is the right to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase, or “exercise,” price is the market price of a share of our common stock on the date the option is granted. Due to subsequent stock price fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an option being “in-the-money”), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an option being “out-of-the-money” or “underwater”) generally would not choose to exercise the stock option.

Q12.       What are RSUs?

A12.
“RSUs” refers to the restricted stock units that may be issued pursuant to this offer to replace your exchanged options. RSUs are promises by WellCare to issue shares of its common stock in the future provided the vesting criteria are satisfied. RSUs granted in connection with this offer will be granted on the RSU grant date pursuant to the Plan and subject to the terms and conditions of an RSU award agreement between you and the Company (an “RSU award agreement”). An important difference between an RSU and a stock option is that the value of the RSU reflects the value of a full share of stock, whereas the value of an option reflects only the difference between the exercise price and the value of a share. Although the intrinsic value of an RSU goes up and down with the stock price, an RSU can never be “underwater” the way an option can.

Q13.       Do I have to pay for my RSUs?

A13.	No. You do not have to make any cash payment to WellCare to receive your RSUs or the common stock upon vesting of your RSUs. However, you may incur tax liability upon the vesting of the RSUs if you decide to exchange your options for such RSUs. (For more information, see Sections 9 and 14)

Q14.       When will my RSUs vest?

A14.
The RSUs are subject to a new vesting schedule and are completely unvested on the date of grant, regardless of whether the options you surrender in exchange for them are partially or wholly vested. The RSUs will be granted promptly following the expiration of the offer. We expect the RSU grant date to be the same U.S. calendar date as the expiration date of the offer and the date when exchanged options will be cancelled (the “cancellation date”). We expect that the RSU grant date will be September 15, 2009. If the expiration date for this offer is extended, then the RSU grant date similarly will be delayed.

The RSUs will vest in 25% increments on the first four anniversaries of the RSU grant date, provided the recipient remains employed by us on each applicable vesting date. As a result, eligible employees must continue their employment with us in order to realize any benefit from the new RSUs. We are obligated to deliver shares of our common stock to participants upon vesting. New RSUs that are not vested at termination of employment will be forfeited at termination. (For more information, see Section 9)

Q15.       If I choose to participate, what will happen to my options that I tender?

A15.
If you are an eligible employee and properly tender eligible options that you do not withdraw from the offer before the offer expires, those options will be cancelled when we accept them, subject to satisfaction of the terms and conditions of the RSUs, and you will no longer have any rights with respect to those options. We expect to accept all properly tendered eligible options that are not properly withdrawn. To the extent the number of options surrendered exceeds the number of RSUs issued in exchange, all excess options will be available for future grant under the Plan, either as options or as other equity awards (to the extent that the Compensation Committee or our Board of Directors approves any such grant). As a result, the total number of shares available for future grants under the Plan will increase due to the Stock Option Exchange Program. (For more information, see Section 12)

Q16.	What happens to my eligible options if I choose not to participate or if my options are not accepted for exchange?

A16.
If you choose not to participate or do not properly tender your options, or if you properly withdraw a previous election before the offer expires, or if your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such options. (For more information, see Section 9)

Q17.	What will happen if I do not make an online election or return my completed paper materials, as the case may be, by the deadline?

A17.
If you do not make your election online, or return your completed paper materials if paper materials were mailed to you, by 5:00 p.m., Eastern Time, on the expiration date, you will not participate in the offer, and all of your eligible options will remain subject to their original exercise price and original terms.

Q18.	Can I change my mind and withdraw from the offer or decide to tender additional option grants?

A18.
Yes. You may change your mind after you have submitted an Election Form and withdraw some or all of your elected options from the offer at any time before the offer expires on the expiration date (expected to be September 15, 2009). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal/Change of Election Form, as the case may be, received by BNY Mellon before the offer expires on the expiration date. In addition, you may withdraw your tendered eligible options if we have not accepted your tendered eligible options for exchange within forty (40) business days after the commencement of this offer. (For more information, see Section 5)

You may withdraw your elections by either editing and resubmitting your election at the WellCare Stock Option Exchange Offer Website at https://www.corp-action.net/Wellcare, or if you received paper materials or otherwise contact BNY Mellon to request a paper form, by submitting a paper Notice of Withdrawal/Change of Election Form. Your election to withdraw must be received by BNY Mellon before the offer expires. (For more information, see Section 5)

Q19.	What if I withdraw my election and then decide again that I want to participate in the Stock Option Exchange Program?

A19.
If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed election via the WellCare Stock Option Exchange Offer Website after the date of your withdrawal but before the time the offer expires, or if you were sent paper materials or contact BNY Mellon to request a paper form, by delivering a new properly completed Notice of Withdrawal/Change of Election Form via regular mail or overnight delivery. The new Notice of Withdrawal/Change of Election Form must be signed and dated after the date of your withdrawal and BNY Mellon must receive your new Notice of Withdrawal/Change of Election Form before the offer expires. (For more information, see Section 5)

Q20.	Can I change my mind about which eligible options I want to exchange?

A20.
Yes. You may change your mind after you have submitted an Election Form and change the options you elect to exchange at any time before the offer expires on the expiration date by making such election on the WellCare Stock Option Exchange Offer Website at https://www.corp-action.net/Wellcare, or, if you were sent paper materials or contact BNY Mellon to request a paper form, by completing and submitting to BNY Mellon a new Notice of Withdrawal/Change of Election Form to add additional eligible options or withdraw eligible options. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal/Change of Election Form, as the case may be, that BNY Mellon receives before the offer expires on the expiration date. If you received paper materials and are submitting a new paper Notice of Withdrawal/Change of Election Form, please be sure that any completed and new Notice of Withdrawal/Change of Election Form you submit includes all the options with respect to which you want to accept this offer and that it is clearly dated after your last-submitted Election Form or Notice of Withdrawal/Change of Election Form. (For more information, see Section 5)

Q21.       Will I receive an RSU award agreement?

A21.
All RSUs will be subject to an RSU award agreement between you and WellCare, as well as to the terms and conditions of the Plan. A copy of the Plan is incorporated by reference as an exhibit to the Schedule TO and is also available on the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov. The form of RSU award agreement under the Plan is attached as an exhibit to the Schedule TO and is also provided on the WellCare Stock Option Exchange Offer Website. Your agreement to tender constitutes your acceptance of the terms of the form of RSU award agreement. If you were mailed paper materials, the form of RSU award agreement has been sent to you along with the paper materials. Submission of a paper Election Form is evidence of your acceptance of the terms of the form of RSU award agreement. (See Section 9 for more details on the terms and conditions of RSUs)

Q22.       Are there any conditions to this offer?

A22.
The completion of the offer is not conditioned upon a minimum number of eligible options being tendered; however, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (For more information, see Section 7)

Q23.       Are there circumstances under which I would not be granted RSUs?

A23.	Yes. If, for any reason, you no longer are an employee of WellCare or one of its subsidiaries on the RSU grant date, you will not receive any RSUs. Instead, you will keep your current eligible options in accordance with their original terms. We will grant the RSUs on the RSU grant date. The RSU grant date will be the same U.S. calendar day as the cancellation date and the expiration date. We expect the RSU grant date will be September 15, 2009. If the expiration date is extended, the RSU grant date similarly will be delayed.

Except as provided by applicable law and/or any employment agreement between you and WellCare, your employment with WellCare will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (For more information, see Section 1)

Moreover, even if we accept your eligible options, we will not grant RSUs to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting RSUs as a result of changes in the SEC or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time. (For more information, see Section 9)

In addition, if you hold options that expire after the commencement of the offer, but before the cancellation date, those particular options are not eligible for exchange. As a result, if you hold options that expire before the currently scheduled cancellation date, or if we extend the offer such that the expiration date is a later date, and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. For example, an option grant that expires on September 8, 2009 is not eligible for exchange.

Q24.       How does WellCare determine whether options have been properly tendered?

A24.
We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options and any elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not properly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice.

Q25.       When will I receive my RSUs?

A25.
We will grant the RSUs on the RSU grant date. The RSU grant date will be the same U.S. calendar day as the cancellation date and the expiration date. We expect the RSU grant date will be September 15, 2009. If the expiration date is extended, the RSU grant date similarly will be delayed. You will receive the shares subject to each RSU award if and when each RSU award vests. You will be able to view your RSU grants through Smith Barney’s website at https://www.benefitaccess.com, and monitor your vesting dates, much as you can do now with your stock options or other awards that we have previously granted to you. (For more information, see Section 6)

Q26.       Once I surrender my exchanged options, is there anything I must do to receive the grant of the RSUs?

A26.
No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your RSUs. Your RSUs will be granted to you on the same day that the exchanged options are cancelled. We expect to accept all properly tendered eligible options that are not properly withdrawn. We expect that the RSU grant date will be September 15, 2009. In order to receive the shares covered by the RSU grant, you will need to remain an employee through the applicable vesting date, as described in Question and Answer 23. (For more information, see Section 1)

Q27.	Do I need to exercise my RSUs in order to receive shares?

A27.
No. Unlike stock options, which you must exercise in order to receive the shares subject to the vested option, you do not need to exercise RSUs in order to receive shares. Your RSUs will vest in accordance with the vesting schedule set forth in the RSU award agreement, and you automatically will receive the shares subject to the RSUs promptly after they vest. If you leave the Company before all or some of your RSUs vest, those unvested RSUs will be forfeited.

Q28.       Can I exchange WellCare common stock that I acquired upon a prior exercise of WellCare options?

A28.	No. This offer relates only to certain outstanding options to purchase shares of WellCare common stock. You may not exchange shares of WellCare common stock in this offer.

Q29.       Will the terms and conditions of my RSUs be the same as my exchanged options?

A29.
No. RSUs are a different type of equity award than options; therefore, the terms and conditions of your RSUs necessarily will be different from your options. Your RSUs will be granted under the Plan and will be subject to the RSU award agreement. The form of RSU award agreement is attached as an exhibit to the Schedule TO and also is available on the SEC’s website at www.sec.gov. The form of RSU award agreement is also provided on the WellCare Stock Option Exchange Offer Website and your agreement to tender constitutes your acceptance of the terms of the form of RSU award agreement prior to tendering your options for exchange. If you were mailed paper materials, the form of RSU award agreement has been sent to you along with the paper materials. Submission of a paper Election Form is evidence of your acceptance of the terms of the form of RSU award agreement. (See Section 9 for more details on the terms and conditions of RSUs)

Until your RSUs vest and you are issued shares pursuant to the vested RSUs, you will not have any of the rights or privileges of a shareholder of WellCare. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a shareholder with respect to those shares, including the right to vote and to receive dividends.

The vesting schedule of your RSUs will be different from the vesting schedule of your exchanged options. (For more information, see Section 9)

In addition, the tax treatment of the RSUs will differ significantly from the tax treatment of your options. (See Question and Answer 33 and the remainder of this Offer to Exchange for further details)

Q30.       Will employees receive additional equity grants in the future?

A30.
Whether you do or do not participate in the offer will not affect decisions on whether you are granted additional options or equity awards in the future. Eligibility for future grants of options and equity awards will remain subject to the discretion of the Company and will not depend on whether you participate in the offer. In general, the Company has traditionally made grants of stock awards to selected employees and currently expects to continue to do so.

Q31.	What if I am out of the office on leave of absence or sabbatical during the offer period?

A31.
If you are on a leave of absence on the date the offer commences, you will be mailed paper materials shortly after the start of this Stock Option Exchange Program and should follow the paper material instructions in this Offer to Exchange. Please contact BNY Mellon at 1-866-271-9604 if you are on a leave of absence on the date the offer commences and you do not receive paper materials. If you do not make your election online or submit a paper Election Form before the deadline, you will not participate in the WellCare Stock Option Exchange Program.

Q32.	What interests do the directors and executive officers of WellCare have in the Stock Option Exchange Program?

A32.
Members of our Board of Directors and certain of our executive officers are not eligible for the Stock Option Exchange Program and may not tender eligible options in the offer; however, certain of our executive officers are eligible to participate.  (For more information, see Section 11)

Q33.       Will I have to pay taxes if I participate in the Stock Option Exchange Program?

A33.
If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the RSU grant date. However, you normally will have taxable ordinary income when your RSUs vest and the shares underlying your RSUs are issued to you. The Company will also typically have a tax withholding obligation at the time of issuance. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your RSU award agreement (generally through withholding of shares equal in value to the tax withholding obligation). You also may have taxable capital gain when you sell the shares underlying the RSUs. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible option awards. (See Section 14 for a discussion of the general tax consequences associated with your eligible options)

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in a country other than the U.S., or more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q34.       What if WellCare is acquired by another company?

A34.
Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options you tendered for exchange and your options will be treated in accordance with the applicable plan and relevant option agreement. Further, if WellCare is acquired prior to the expiration of the offer (or a business combination proposal involving us has been proposed, announced, made or disclosed as described in Section 7), we (or the successor entity) reserve the right to withdraw the offer in accordance with the terms of this offer document, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no RSUs in exchange for them. If WellCare is acquired prior to the expiration of the offer but the offer is not withdrawn, we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the eligible options, exchange ratio or number of shares that will be subject to the RSUs. As a result of any such adjustment, you may receive RSUs covering more or fewer shares of the acquiror’s or successor entity’s common stock than the number you would have received pursuant to the offer if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the RSUs that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled and exchanged for RSUs, your RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the Plan and your new RSU award agreement. (For more information, see Section 9)

Q35.       Are you making any recommendation as to whether I should exchange my eligible options?

A35.
No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risks (see “Risks of Participating in the Offer” beginning on page 11 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the RSUs you will receive in the exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own lawyer, accountant and/or financial advisor. (For more information, see Section 14)

Q36.       Whom can I contact if I have questions about the offer?

A36.	For additional information or assistance, you should contact BNY Mellon at 1-866-271-9604.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. We describe some of those risks below. You should carefully consider these risks and we encourage you to consult your investment, tax and legal advisors before deciding whether to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in this offer, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding whether to participate in the offer.

In addition, this offer and our SEC reports referred to below include “forward-looking statements” as that term is defined in Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of such terms or other comparable terminology or by discussions of our strategy, plans or future performance. These forward-looking statements are based on management’s current expectations and beliefs about future events and circumstances and involve risks and uncertainties. Such risks and uncertainties could cause actual results to be materially different from those indicated by forward-looking statements. We caution you not to place undue reliance on the forward-looking statements contained in this offer document, which speak only as of the date hereof, and in our Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

The following discussion should be read in conjunction with the financial information in Section 18 and attached as Schedule A, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K and 10-Q.

Risks that Are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might have become worth more than the RSUs that you received in exchange for them.

Because the exchange ratios of this offer are not one-for-one with respect to any options, it is possible that, at some point in the future, your old options would have been economically more valuable than the RSUs granted pursuant to this offer. For example, if you exchange a stock option award for 1,000 shares granted in 2005 with an exercise price of $41.00, you would receive 100 RSUs. Assume, for illustrative purposes only, that the price of our common stock increases to $51.00 per share. Under this example, if you had kept your exchanged options, exercised them for our common stock and immediately sold the stock at $51.00 per share, you would have realized pre-tax gain of $10,000, but if you exchanged your options, and sold the shares subject to the RSU grant at $51.00 per share, you would realize a pre-tax gain of only $5,100.

If we are acquired by or merge with another company, your cancelled options might be worth more than the RSUs that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If we are acquired prior to the expiration of the offer (or a business combination proposal involving us has been proposed, announced, made or disclosed as described in Section 7), we (or the successor entity) reserve the right to withdraw the offer in accordance with the terms of this offer document, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no RSUs in exchange for them. If we are acquired prior to the expiration of the offer but the offer is not withdrawn, we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the eligible options, exchange ratio or number of shares that will be subject to the RSUs. As a result of any such adjustment, you may receive RSUs covering more or fewer shares of the acquiror’s or successor entity’s common stock than the number you would have received pursuant to the offer if no acquisition had occurred.

There can be no assurances as to how options or RSUs will be treated in a merger.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us terminates before your RSUs vest (under certain circumstances as set forth in the Plan and the form of RSU award agreement), you will not receive any value from your RSUs.

Your RSUs will not be vested on the RSU grant date and may be forfeited before they vest.

The RSUs will be subject to a vesting schedule that is dependent on your continued employment with WellCare. This is true even if your exchanged options are 100% vested. If you do not remain an employee with us through the date some or all of your RSUs vest, you will not receive the shares subject to those RSUs. Instead, your unvested RSUs generally will expire immediately upon your termination and you will not receive any value from them.

None of the RSUs will be vested on the grant date. The new RSU grants will vest in 25% increments on each of the first four anniversaries of the new RSU grant date, provided the recipient remains employed by us on the vesting date. After the RSUs vest, employment with us is not required to retain the common stock issued under the RSUs.

The exchange ratio used in the offer may not accurately reflect the value of your eligible options at the time of their exchange.

The calculation of the exchange ratio for the eligible options in the offer was based on a widely-used valuation model that we apply for accounting purposes and that relies on numerous assumptions. If a different model or different assumptions had been used or if the exchange ratios had been calculated as of a different date, the exchange ratio for an eligible option may have varied from the applicable exchange ratio reflected in this offer. The model is used to determine an estimated fair value of stock options and RSUs as of the date the exchange ratios were calculated and are not a prediction of the future value that might be realized through eligible options or RSUs.

Tax effects of RSUs for U.S. taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the RSU grant date.  However, you generally will have taxable ordinary income when the shares underlying your RSUs vest and are issued to you.  The Company will also typically have a tax withholding obligation at the time of issuance of such shares.  The Company will satisfy all tax withholding obligations in the manner specified in your RSU award agreement. A form of RSU award agreement is attached as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available at www.sec.gov. You also may have a taxable capital gain when you sell the shares underlying the RSUs. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options.  Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options.

Risks Relating to Our Business, Generally

  You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, and also the information provided in this offer document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://ir.wellcare.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.     Eligibility.

You are an “eligible employee” if you are an employee of WellCare or one of its subsidiaries and you remain employed by WellCare, one of its subsidiaries or a successor entity through the date on which the exchanged options are cancelled. Certain of our executive officers and all of the members of our Board of Directors as of the commencement of the offer are not eligible to participate in the offer as described in Section 11 below.

To receive a grant of RSUs, you must remain an employee of WellCare, one of its subsidiaries or a successor entity through the RSU grant date, which will be the same calendar day as the expiration date. If you do not remain employed by WellCare, one of its subsidiaries or a successor entity through the RSU grant date, you will keep your current eligible options, and they will expire in accordance with their terms. If we do not extend the offer, the RSU grant date will be September 15, 2009. Except as provided by applicable law and/or any employment agreement between you and WellCare, your employment with WellCare will remain “at-will” and can be terminated by you or WellCare at any time, with or without cause or notice. In order for your RSUs to vest and for you to receive the shares subject to each award, you must remain an employee through each relevant vesting date. If your employment with WellCare terminates before some or all of your RSUs vest, those RSUs will expire unvested and you will not be issued any shares of common stock pursuant to the unvested portion of your RSU award.

2.     Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price equal to or greater than $40.00 per share that are held by eligible employees, are outstanding and unexercised as of the expiration date of the offer, and that are properly elected to be exchanged, and are not properly withdrawn, before the offer expires on the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that particular option grant is not eligible for exchange.

To help you recall your outstanding eligible options and give you information necessary to make an informed decision, please refer to the grant information available on the WellCare Stock Option Exchange Offer Website at https://www.corp-action.net/Wellcare, which lists your eligible option grants and related information, including the numbers of shares subject to each grant, the expiration date and the exercise price of your options. We will mail this information via U.S. mail to eligible employees who are on leaves of absence on the date the offer commences.

Participation in this offer is completely voluntary. You may decide which of your eligible options you wish to exchange. However, you must tender your options on a grant-by-grant basis.  This means that if you elect to tender any options in an eligible option grant, then you must tender all of the options that are subject to that grant, whether vested or unvested. However, if you elect to participate in this offer with respect to any partially exercised eligible option grant, you must tender the entire remaining portion of such option grant.

For example (and except as otherwise described below), if you hold (1) an eligible option grant to purchase 1,000 shares at $41.00 granted in 2005, 500 of which you have already exercised, (2) an eligible option grant to purchase 2,000 shares at $47.00 granted in 2006 and (3) an eligible option grant to purchase 3,000 shares at $55.00 granted in 2006, you may choose to exchange all three option grants, only two of the three option grants, only one of the three option grants, or none at all. You may not elect to exchange a partial amount of unexercised options under any option grant (such as an election to exchange only 150 shares of the remaining 500 shares under the first option grant).

Exchange Ratios

The number of RSUs that you will receive will depend on the number of options that you surrender and on an exchange ratio. The exchange ratio specifies the number of options that an eligible employee must surrender to obtain a new RSU. For example, an exchange ratio of 10.0 to 1 means that an eligible employee must surrender 10 options to receive 1 new RSU. The following exchange ratios will apply, based on grant years and ranges of option exercise prices set forth below:

Grant Year	Per Share Exercise Price of Eligible Options	Exchange Ratio (Number of options you need to surrender to receive one new RSU)
2005	$40.00 - $45.00	10.00
2006	$40.00 - $49.99	4.00
2006	$50.00 - $69.99	4.60
2007	$70.00 - $74.99	5.30
2007	$75.00 - $95.00	16.90
2008	$40.00 - $41.49	3.20
2008	$41.50 - $42.99	3.00
2008	$43.00 - $44.99	3.20
2008	$45.00 - $49.99	4.70	(1)
2008	$45.00 - $49.99	5.50	(2)
2008	$50.00 - $55.00	3.60

(1) For options that vest in full on November 28, 2009.
(2) For options that vest in two equal annual installments.

No fractional shares will be subject to RSUs, and we will round to the nearest whole number of RSUs after applying the applicable exchange ratio to avoid fractional shares on a grant-by-grant basis (greater than or equal to 0.5 is rounded up to the nearest whole number of RSUs and less than 0.5 is rounded down to the nearest whole number of RSUs). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible option grant that does not have sufficient underlying stock options to result in at least 0.5 RSUs after the exchange (which would be rounded up to one whole RSU).

The calculations to determine the exchange ratios calculate the “fair value” (as determined under accounting rules) of the eligible options using a common but complicated valuation method called the lattice-based binomial model, which uses historical option exercise and cancellation data to estimate the timing and magnitude of exercises and post-vesting cancellations, the market price of our common stock, the strike price of the options and the remaining term of eligible options. Other assumptions used in the option valuation model include our expected stock price volatility over the remaining term of the awards, the risk-free interest rate applicable over the remaining term of the awards and the expected dividend yield. Our expected stock price volatility represents the amount by which the stock price is expected to fluctuate throughout the period that the stock options will remain outstanding and is based on historical stock price data. The risk-free interest rate reflects the yield on U.S. Treasury constant maturity securities. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero.

The exchange ratios apply to each of your eligible option grants separately. This means that the various option grants you have received may be subject to different exchange ratios depending on their grant year and exercise price.

Example 1	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $40.50 granted in 2005, you will receive 100 RSUs.

Example 2	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $45.00 granted in 2006, you will receive 250 RSUs.

Example 3	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $55.00 granted in 2006, you will receive 217 RSUs.

Example 4	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $70.97 granted in 2007, you will receive 189 RSUs.

Example 5	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $80.00 granted in 2007, you will receive 59 RSUs.

Example 6	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $41.24 granted in 2008, you will receive 313 RSUs.

Example 7	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $42.00 granted in 2008, you will receive 333 RSUs.

Example 8	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $43.45 granted in 2008, you will receive 313 RSUs.

Example 9	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $45.25 granted in 2008 that vest in full on November 28, 2009, you will receive 213 RSUs.

Example 10	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $45.25 granted in 2008 that vest in two equal annual installments, you will receive 182 RSUs.

Example 11	If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $50.23 granted in 2008, you will receive 278 RSUs.

All RSUs will be subject to an RSU award agreement between you and WellCare, as well as to the terms and conditions of the Plan. A copy of the Plan is incorporated by reference as an exhibit to the Schedule TO and is also available on the SEC’s website at www.sec.gov. The form of RSU award agreement is attached as an exhibit to the Schedule TO and is also provided on the WellCare Stock Option Exchange Offer Website.  Your agreement to tender constitutes your acceptance of the terms of the form of RSU award agreement prior to tendering your options for exchange. If you were mailed paper materials, the form of RSU award agreement has been sent to you along with the paper materials. Submission of a paper Election Form is evidence of your acceptance of the terms of the form of RSU award agreement.

The expiration date for this offer will be 5:00 p.m., Eastern Time, on September 15, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. (See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer)

3.     Purposes of the offer; plans, proposals and negotiations.

The primary purpose of this offer is to improve the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and shareholders to maximize shareholder value. Our equity award program is intended to attract, retain and motivate key employees. Options constitute a major component of employees’ total equity award holdings throughout the company, and thus serve as an important retention incentive to the extent option exercise prices are lower than market prices. Our stock price declined significantly beginning in the fall of 2007 after the commencement of certain previously disclosed government and company investigations, and our stock price remains at historically low levels. As a result, the retention value of outstanding stock options has been significantly undermined. As of the end of 2008, substantially all of our outstanding stock options were “underwater,” meaning their exercise prices were higher than the market value of our common stock. We believe it is important to motivate and retain the employees who continue to help the company get through what has been a challenging period after the commencement of the investigations.

In addition, we are striving to significantly reduce “overhang” – the potential dilution to stockholders’ ownership represented by outstanding and unexercised stock options and other stock-based awards. In the past, we granted many stock options that, due to the significant decline in our stock price, have created a substantial amount of overhang.  We expect the offer to reduce a portion of that overhang, and we currently intend to consider other ways in which we can reduce overhang even more.

Further, the employees whom we expect to participate in the program are an important resource and are critical to our future results. Our objective is to provide employees with RSUs with a value, in the aggregate, substantially equivalent to the value of the exchanged underwater options, determined using the lattice-based binomial model. Additionally, the new RSUs have a new four-year vesting schedule, requiring employees to continue their employment with us in order to realize the benefit from the new awards. The grant of RSUs is also consistent with the Compensation Committee’s consideration of granting fewer stock options because the Committee believes that an equity compensation program that is overly tilted toward options may induce employees to take unnecessary risk. The Compensation Committee also believes that an RSU is less leveraged than a stock option, meaning that if our stock price declines, an RSU continues to create retention and ownership incentives for employees while underwater options may not.

Finally, to the extent the number of options surrendered exceeds the number of RSUs issued in exchange, all excess options will be available for future grant under the Plan, either as options or as other equity awards (to the extent that the Compensation Committee or our Board of Directors approves any such grant). As a result, the total number of shares available for future grants under the Plan will increase due to the Stock Option Exchange Program.

Except as otherwise disclosed in this offer document, we presently have no plans, proposals, or negotiations that relate to or would result in:

▪	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving WellCare or its subsidiaries;

▪	Any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

▪	Any material change in the present dividend rate or policy, or indebtedness or capitalization of our Company;

▪
Any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing Board vacancies or to change any material term of the employment contract of any executive officer, other than:

o
As previously disclosed, on June 26, 2009, Heath Schiesser, our President and Chief Executive Officer, informed the Board of Directors that he intends to resign from his current officer and Director positions upon the appointment of a new President and Chief Executive Officer. As of the date hereof, it is uncertain when Mr. Schiesser’s employment will terminate. We currently anticipate engaging in discussions with Mr. Schiesser in the near future regarding potential compensation and benefits payable to him in connection with his services during the transition period and the termination of his employment. The timing and possible terms of any agreement with Mr. Schiesser are uncertain;

o
As previously disclosed, our Board of Directors currently has two vacancies. The Nominating and Corporate Governance Committee and management are currently assessing possible candidates to fill these vacancies; and

o
As previously disclosed, on August 10, 2009, the Company and one of its wholly-owned subsidiaries entered into an amended and restated employment agreement (the “Restated Agreement”) with Charles Berg, WellCare’s Executive Chairman. The Restated Agreement amends and restates Mr. Berg’s employment agreement with WellCare, dated January 25, 2008 (the “Prior Agreement”), and, among other things, extends the term of the Prior Agreement, provides for an increase in Mr. Berg’s base salary, provides for a grant of 125,000 restricted shares of WellCare’s common stock to Mr. Berg and provides for the modification of the terms of 300,000 stock options to purchase shares of WellCare’s common stock previously granted to Mr. Berg under the Prior Agreement.

▪	Any other material change in our corporate structure or business;

▪	Our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

▪	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

▪	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

▪	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

▪	Any change in our certificate of incorporation or bylaws, or any other actions that may impede the acquisition of control of us by any person.

       Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Awards

To properly elect to exchange your eligible options, you must notify BNY Mellon of your election in one of the following ways before 5:00 p.m., Eastern Time, on the expiration date, which is currently September 15, 2009 (or, if we extend the offer, a later date that we will specify):

▪
By making an election online at the WellCare Option Exchange Offer Website, which is available at https://www.corp-action.net/Wellcare. Your election must be submitted online before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify).

▪
If you choose not to utilize the WellCare Option Exchange Offer Website election process, you may submit your election by contacting BNY Mellon to have a paper Election Form mailed to you, properly completing and signing the Election Form and delivering the Election Form to BNY Mellon according to the instructions contained therein so that BNY Mellon receives it before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify).

▪
We will mail materials to the homes of employees who are on leaves of absence. These employees may complete and return a paper Election Form to BNY Mellon according to the instructions contained in the materials so that BNY Mellon receives it before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify), or they may submit their elections using the website election process before the offer expires at the expiration date deadline of 5:00 p.m., Eastern Time, on September 15, 2009 (or, if we extend the offer, a later date that we will specify).

To submit any printed materials, you must send the materials via regular mail or overnight delivery using the following contact information:

Regular Mail
BNY Mellon Shareowner Services
Attn: Corporate Actions
P.O. Box 3301
South Hackensack, NJ 07606

Overnight Delivery
BNY Mellon Shareowner Services
Attn: Corporate Actions
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

Your election will be effective as of the date BNY Mellon receives your election materials by either of the methods described above. It is your responsibility to ensure that your election is received by BNY Mellon by the deadline.

If you send printed election materials to BNY Mellon, you may confirm that your document has been received by calling BNY Mellon at 1-866-271-9604. BNY Mellon intends to confirm receipt of a paper election via mail after receipt of the Election Form. If you do not receive confirmation of receipt, it is your responsibility to ensure that BNY Mellon has properly received your election. If BNY Mellon does not receive either the paper election materials or your online election before 5:00 p.m., Eastern Time, on the expiration date, which is currently September 15, 2009, we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms. We will not contact you to confirm your election not to participate.

Your election materials will be effective upon receipt. In all cases, you should allow sufficient time to ensure BNY Mellon receives it in time. If you do not receive confirmation of receipt, it is your responsibility to ensure that BNY Mellon has received your election.

General Information

BNY Mellon must receive your properly completed online election submission or, if you are submitting paper materials, signed Election Form before the offer expires on the expiration date. The expiration date will be 5:00 p.m., Eastern Time, on September 15, 2009, unless we extend the offer.

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. To help you recall your outstanding eligible options and give you information necessary to make an informed decision, please refer to the grant information available on the WellCare Stock Option Exchange Offer Website at https://www.corp-action.net/Wellcare, which lists your eligible option grants and related information, including the expiration date and the exercise price of your options. When the offer begins, BNY Mellon will send you an e-mail with information regarding passcodes and access to https://www.corp-action.net/Wellcare where you can review your information. We will mail this information via U.S. mail to eligible employees who are on a leave of absence on the date the offer commences.

Your election to participate becomes irrevocable after 5:00 p.m., Eastern Time, on September 15, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options for exchange within forty (40) business days after the commencement of the offer, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before the offer expires on the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and/or Notice of Withdrawal/Change of Election Form we receive before the offer expires on the expiration date.

You also may change your mind about which of your eligible options you wish to have exchanged. If you wish to add additional eligible options to your election, you may do so at any time before the offer expires on the expiration date by following the procedures described in Section 5.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by BNY Mellon by the deadline will be accepted.

If your election or withdrawal is received by BNY Mellon via the paper materials sent to you, BNY Mellon intends to send you confirmation of the receipt of your election and/or any withdrawal after receipt. If you do not receive a confirmation, it is your responsibility to confirm that BNY Mellon has received your election and/or any withdrawal.

Confirmation statements for submissions through the WellCare Stock Option Exchange Offer Website may be obtained once you have submitted your online election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any means other than (i) online at the WellCare Option Exchange Offer Website or (ii) by mail if you choose not to utilize the WellCare Option Exchange Offer Website, including hand delivery, facsimile or email, are not permitted.

This is a one-time offer, and we will strictly enforce the offering period.  We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are properly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be September 15, 2009.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election form or any awards elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular awards or for any particular award holder. No tender of awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering award holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer.  We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our Acceptance Constitutes an Agreement

Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer to Exchange and will be controlling, absolute and final, subject to your withdrawal rights (as described below).  Our acceptance for exchange of eligible options tendered by you pursuant to this Offer to Exchange will constitute a binding agreement between WellCare and you on the terms and subject to the conditions of this document.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange and make tenders of additional option grants only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected and you may tender additional option grants that you previously chose not to exchange at any time before the offer expires, which is expected to occur at 5:00 p.m., Eastern Time, on September 15, 2009. If we extend the offer, you may withdraw and/or make an additional tender of your options at any time until the extended expiration date.

In addition, although we intend to accept all properly tendered options promptly after the expiration of this offer, if we have not accepted your options within forty (40) business days after the commencement of the offer, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange or to tender additional option grants, you must deliver a valid Notice of Withdrawal/Change of Election Form for some or all of the options you wish to withdraw from the offer and all of the additional options you wish to tender while you still have the right to change your elections. You may withdraw your eligible options or tender additional options in one of the following ways: (i) through the WellCare Stock Option Exchange Offer Website at https://www.corp-action.net/Wellcare; (ii) if you choose not to utilize the WellCare Stock Option Exchange Offer Website, by contacting BNY Mellon to have a Notice of Withdrawal/Change of Election Form mailed to you and submitting it via regular mail or overnight delivery; or (iii) if you received paper materials, by submitting your Notice of Withdrawal/Change of Election Form via regular mail or overnight delivery. Any withdrawals must be received by BNY Mellon on or before 5:00 p.m., Eastern Time, on the expiration date, currently expected to be September 15, 2009.

To submit any printed materials, you must send the materials via regular mail or overnight delivery using the following contact information:

Regular Mail
BNY Mellon Shareowner Services
Attn: Corporate Actions
P.O. Box 3301
South Hackensack, NJ 07606

Overnight Delivery
BNY Mellon Shareowner Services
Attn: Corporate Actions
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

General Information

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and/or Notice of Withdrawal/Change of Election Form we receive before the offer expires on the expiration date. Any options that you do not withdraw will be bound pursuant to your most recently dated Election Form or Notice of Withdrawal/Change of Election Form.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the offer expires on the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer unless you properly re-elect to exchange such eligible options before the offer expires on the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election to BNY Mellon before the offer expires on the expiration date by following the procedures described in this Section 5 of this Offer to Exchange. If you were mailed paper materials and are completing a new paper Notice of Withdrawal/Change of Election Form, this new Notice of Withdrawal/Change of Election Form must be properly completed, signed and dated after your original Election Form and after your Notice of Withdrawal/Change of Election Form and must list all eligible options you wish to exchange. Elections via the WellCare Stock Option Exchange Offer Website must be submitted after the date of your prior withdrawal. Any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form or Notice of Withdrawal/Change of Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of any Election Form or Notice of Withdrawal/Change of Election Form. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

The delivery of all documents to BNY Mellon is at your own risk. Only responses that are complete and actually received by BNY Mellon by the deadline will be accepted.

If your Election Form or Notice of Withdrawal/Change of Election Form is received by BNY Mellon via paper materials, BNY Mellon intends to send you a confirmation after receipt of your submission. If you do not receive a confirmation, it is your responsibility to confirm that BNY Mellon has received your election and/or any withdrawal.

Confirmation statements for submissions through the WellCare Stock Option Exchange Offer Website may be obtained once you have submitted your online election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any means other than (i) online at the WellCare Option Exchange Offer Website or (ii) by mail if you choose not to utilize the WellCare Option Exchange Offer Website, including hand delivery, facsimile or email, are not permitted.

6.     Acceptance of options for exchange and issuance of RSUs.

Upon the terms and conditions of this offer and promptly following the expiration of the offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not properly withdrawn before the offer expires on the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be September 15, 2009.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept on the expiration date all properly tendered options that are not properly withdrawn. We will give notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the RSUs on the RSU grant date, which is the same calendar day as the cancellation date and the expiration date. We expect the RSU grant date to be September 15, 2009. All RSUs will be granted under the Plan and will be subject to an RSU award agreement between you and WellCare. The number of RSUs you will receive will be determined in accordance with the grant year and exercise price of your eligible options as described in Section 2 of this Offer to Exchange. Your RSUs will be subject to the terms of the form of RSU award agreement which is available on the WellCare Option Exchange Website at https://www.corp-action.net/Wellcare, or you will be mailed the form of RSU award agreement if you receive paper materials. You will receive the shares subject to the RSUs when and if your RSUs vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.      Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we reserve the rights described below, if at any time on or after the date this offer begins, and before the offer expires on the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

▪
There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

▪
Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

▪	There will have occurred:

o	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

o	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

o
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

o
in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including a decline of at least 15% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of the offer;

o
the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

▪	Any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, persists or deteriorates after commencement of the offer;

▪
A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly, or we will have learned that:

o
any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer;

o	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares; or

o
any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

▪
There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

▪
Any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition, or change in our stock price that would result in the offer having an adverse effect on us;

▪
Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

▪
Any rules or regulations by any governmental authority, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to WellCare that will or are likely to result in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

▪	Terminate the offer and promptly return all tendered eligible options to tendering holders;

▪	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

▪	Amend the terms of the offer; or

▪	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the offer expires on the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the offer expires on the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.      Price range of shares underlying the options.

The WellCare common stock that underlies your options is traded on the New York Stock Exchange under the symbol “WCG.” The following table sets forth, for the periods indicated, the high and low intraday sales price per share of our common stock as quoted on the New York Stock Exchange.

	High	Low
Fiscal year ended December 31, 2009
3rd Quarter (through August 14, 2009)	$ 25.00	$ 16.55
2nd Quarter	$ 20.91	$ 10.86
1st Quarter	$ 16.82	$ 6.23
Fiscal year ended December 31, 2008
4th Quarter	$ 35.86	$ 6.12
3rd Quarter	$ 45.65	$ 26.30
2nd Quarter	$ 55.73	$ 34.01
1st Quarter	$ 58.73	$ 31.30
Fiscal year ended December 31, 2007
4th Quarter	$ 128.42	$ 20.81
3rd Quarter	$ 110.94	$ 88.34
2nd Quarter	$ 94.25	$ 78.89
1st Quarter	$ 90.49	$ 68.25

On August 14, 2009, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $24.85 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.     Source and amount of consideration; terms of RSUs.

Consideration.

We will issue RSUs in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. RSUs are equity awards under which WellCare promises to issue common stock in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive RSUs based on the grant years and exercise price of your eligible options as described in Section 2 of this Offer to Exchange. Fractional RSUs will be rounded up or down to the nearest whole RSU on a grant-by-grant basis (greater than or equal to 0.5 is rounded up to the nearest whole number of RSUs and less than 0.5 is rounded down to the nearest whole number of RSUs). You do not have to make any cash payment to WellCare to receive your RSUs or the common stock upon vesting (although you may incur tax liability upon the vesting of the RSUs as described in Section 14).

If we receive and accept tenders from eligible employees of all options eligible to be tendered (covering approximately 1,372,812 shares) subject to the terms and conditions of this offer, we will grant RSUs covering a total of approximately 339,741 shares of our common stock, or approximately 0.8% of the total shares of our common stock outstanding as of August 13, 2009 (calculated based on 42,339,669 shares of our common stock outstanding as of August 13, 2009).

General terms of RSUs.

RSUs will be granted under the Plan and will be subject to an RSU award agreement between you and WellCare. RSUs are a different type of equity award than stock options and therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the vesting schedule of your RSUs will differ from your exchanged options, as described below.

The following description summarizes the material terms of the Plan. Our statements in this Offer to Exchange concerning the Plan and the RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plan and the form of RSU award agreement under such Plan, which are available on the SEC’s website at www.sec.gov. The form of RSU award agreement under the Plan is attached as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. The form of RSU award agreement is also provided on the WellCare Stock Option Exchange Offer Website. Your agreement to tender constitutes your acceptance of the terms of the form of RSU award agreement prior to tendering your options for exchange. If you were mailed paper materials, the form of RSU award agreement has been sent to you along with the paper materials. Please visit the WellCare Stock Option Exchange Offer Website at https://www.corp-action.net/Wellcare or contact BNY Mellon at 1-866-271-9604 to receive a copy of the form of RSU award agreement. We will promptly furnish to you copies of these documents upon request at our expense.

Equity Award Plan.

The Plan permits the granting of, among other things, stock options in the form of non-qualified stock options or incentive stock options, stock appreciation rights, restricted stock and other stock-based awards, including restricted stock units. The Plan is administered by the Compensation Committee, or at any time and in the Board’s discretion, by the Board (the “Administrator”). Subject to the other provisions of the Plan, the Administrator has the power to determine the terms, conditions and restrictions of the RSUs granted, including the number of RSUs and the vesting criteria.

Vesting.

The vesting criteria applicable to RSUs granted under the Plan generally is determined by the Plan’s Administrator in accordance with the terms of the Plan. The RSUs granted under this offer will be subject to a new vesting schedule and will be completely unvested at the time of the new grant, regardless of whether the options you surrender in exchange for them were partially or wholly vested. Each RSU will vest as follows:

▪	As described further below, vesting will be subject to the RSU holder continuing to be an employee of WellCare or one of its subsidiaries through each relevant vesting date.

▪	Each new RSU grant will vest in 25% increments on the first four anniversaries of the new RSU grant date, provided the recipient remains employed by us on each applicable vesting date.

▪	None of the RSUs will be vested on the RSU grant date.

▪	The annual vesting date will be the anniversary of the date of grant of the RSUs.

▪
The RSUs will be granted promptly following expiration of the offer. We expect the RSU grant date will be September 15, 2009. If the expiration date is extended, the RSU grant date similarly will be delayed.

▪
Vesting on any given vesting date is subject to your continued employment with WellCare or one of its subsidiaries through that vesting date. If your employment with WellCare terminates before your RSUs vest, your RSUs will expire unvested and you will not be issued any shares of common stock subject to your RSUs.

▪	After the RSUs vest, employment with us is not required to retain the common stock issued under the RSUs.

▪
We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of RSUs will vest on each vesting date); this will be done by rounding down to the nearest whole number of RSUs that will vest on the first vesting date, adding any fraction of an RSU that was to vest on such vesting date to the number of RSUs that will vest on the next vesting date and, if applicable, continuing to carry any resulting fraction of an RSU forward to the next vesting date until there is an additional whole RSU that will vest.

Example 1:

Assume that an eligible employee elects to exchange an eligible option grant covering 1,200 shares with an exercise price of $40.25 per share granted in 2005 and the following vesting schedule:

Vesting Schedule
300 shares vested on December 15, 2006 300 shares vested on December 15, 2007 300 shares vested on December 15, 2008 300 shares are scheduled to vest on December 15, 2009

Assume that on September 15, 2009 (the expected expiration date of the offer), the eligible employee surrenders the option grant and, in accordance with the exchange ratios listed in Section 2 above, receives 120 RSUs. Subject to the eligible employee remaining employed by the Company (or one of its subsidiaries) through each such relevant date, the vesting schedule of the RSUs will be as follows:

Vesting Schedule
0 shares will be vested as of September 15, 2009
30 shares will be scheduled to vest on September 15, 2010
30 shares will be scheduled to vest on September 15, 2011
30 shares will be scheduled to vest on September 15, 2012
30 shares will be scheduled to vest on September 15, 2013

The eligible option grant was scheduled to vest fully on December 15, 2009, which is three months from September 15, 2009, the RSU grant date in this example. Instead, none of the RSUs will be vested on the date of grant and the RSUs will vest in equal annual installments such that 25% of the RSUs will vest on the first anniversary of the RSU grant date, 25% will vest on the second anniversary of the RSU grant date, 25% will vest on the third anniversary of the RSU grant date, and the remaining 25% will vest on the fourth anniversary of the RSU grant date, subject to the eligible employee remaining employed by the Company (or one of its subsidiaries) through each such respective vesting date.

Example 2 (shows impact of rounding):

Assume that an eligible employee elects to exchange an eligible option grant covering 1,000 shares with an exercise price of $43.50 per share granted in 2006 and the following vesting schedule:

Vesting Schedule
250 shares vested on July 15, 2007 250 shares vested on July 15, 2008 250 shares vested on July 15, 2009 250 shares are scheduled to vest on July 15, 2010

Assume that on September 15, 2009 (the expected expiration date of the offer), the eligible employee surrenders the option grant and, in accordance with the exchange ratios listed in Section 2 above, receives 250 RSUs. Subject to the eligible employee remaining employed by the Company (or one of its subsidiaries) through each such relevant date, the vesting schedule of the RSUs will be as follows:

Vesting Schedule
 0 shares will be vested as of September 15, 2009
62 shares will be scheduled to vest on September 15, 2010
63 shares will be scheduled to vest on September 15, 2011
62 shares will be scheduled to vest on September 15, 2012
63 shares will be scheduled to vest on September 15, 2013

The eligible option grant was scheduled to vest fully on July 15, 2010, which is ten months from September 15, 2009, the RSU grant date in this example. Instead, none of the RSUs will be vested on the date of grant and the RSUs will vest in equal annual installments such that 25% of the RSUs (or 62.5 RSUs) will vest on each anniversary of the RSU grant date for 4 years, subject to the eligible employee remaining employed by the Company (or one of its subsidiaries) through each such respective vesting date. However, since no vesting may occur in a fraction of a share, 62 shares will vest on the first and third anniversaries of the grant date and 63 shares will vest on the second and fourth anniversaries of the grant date.

        RSUs that do not vest will be forfeited.

Vesting, Death or Disability.

Generally, RSUs granted by the Company, including those that will be granted under the offer, provide that upon termination of employment for any reason, including death or disability, the unvested portion of the award will automatically terminate and be forfeited (except in certain circumstances, other than death or disability, following a change in control of WellCare).  The Administrator, in its discretion but subject to the terms of the Plan, may accelerate the vesting of all or any portion of the awards at any time.

Form of payout.

RSUs granted under this offer and subsequently earned by a recipient generally will be paid out in shares of our common stock. The Company will satisfy all tax withholding obligations in the manner specified in the RSU award agreement (generally through the withholding of shares equal in value to the tax withholding obligation).

Cancellation of Surrendered Options and Ability to Regrant.

We will cancel all options surrendered in the program on the cancellation date. To the extent the number of options surrendered exceeds the number of RSUs issued in exchange (based on the pre-determined ratios), all excess options will be cancelled and available for grant under the Plan, either as options or as other equity awards (to the extent that the Compensation Committee or our Board of Directors approves any such grant). Options that are not surrendered in the program, including those that are not eligible for exchange, those held by employees and directors who are ineligible to participate, and those that employees decide not to surrender, will be unaffected and will remain exercisable according to their terms.

Adjustments upon certain events.

Events Occurring Before the RSU Grant Date.

Although we are not currently anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and option agreement under which they were granted. Further, if WellCare is acquired prior to the expiration of the offer (or a business combination proposal involving us has been proposed, announced, made or disclosed as described in Section 7), we (or the successor entity) reserve the right to withdraw the offer in accordance with the terms of this offer document, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no RSUs in exchange for them. If WellCare is acquired prior to the expiration of the offer but we (or the successor entity) do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new RSUs, including any adjustments to the eligible options, exchange ratios that will determine the number options that must be exchanged to receive an RSU or number of shares that will be subject to the RSUs. As a result of any such adjustment, you may receive RSUs covering more or fewer shares of the acquiror’s or successor entity’s common stock than the number you would have received pursuant to the RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this exchange program. Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

Events Occurring After the RSU Grant Date.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Administrator will make an adjustment as it deems appropriate in: (i) the number and kind of shares available for issuance under the Plan and (ii) the exercise price of outstanding equity awards under the Plan.

Unless the Administrator determines otherwise, in the event of a transaction described in the Plan as a Change of Control, if an award holder’s employment or service with the Company is terminated without cause or by the award holder for good reason, within twelve months after the Change in Control, any award will become immediately vested, subject to applicable restrictions.

Transferability of RSUs.

RSUs generally may not be transferred unless the Administrator determines otherwise.

Registration and sale of shares underlying RSUs.

All of WellCare’s shares of common stock issuable upon the vesting of the RSUs have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of WellCare within the meaning of the Securities Act, you will be able to sell the shares issuable upon vesting of your RSUs free of any transfer restrictions under applicable U.S. securities laws (subject to the insider trading policies of the Company).

Accounting Treatment.

The exchange program will be accounted for under Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (FAS 123(R)). The exchange of options for RSUs will be characterized as a modification of the exchanged options for financial reporting purposes.  Under the provisions of FAS 123(R), we may be required to recognize compensation expense to the extent the new RSUs have a greater value than the options exchanged. As a result, we will record as compensation expense the increase, if any, in the fair value of the new RSUs compared to the fair value of the exchanged options, on a grant-by-grant basis, determined as of the time of the exchange. Any incremental compensation expense will be recognized over the remaining requisite service period.

 Because the offer has been structured to replace underwater options with new RSUs of similar or lesser value, we expect to recognize little or no additional compensation expense. The only compensation expense we are likely to incur would result from fluctuations in our stock price between the time the exchange ratios were set, immediately prior to the commencement of the exchange program, and when the exchange actually occurs on the expiration date, which we expect to be immaterial. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, any incremental compensation expense of the forfeited RSUs will not be recognized.

Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the RSUs and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

Potential Modification to Terms to Comply with Governmental Requirements.

Although we do not anticipate that the SEC would require us to modify the terms of the program materially, it is possible that we would need to alter the terms of the program to comply with comments from the SEC.

10.   Information concerning WellCare.

We provide managed care services exclusively to government-sponsored health care programs, focusing on Medicaid and Medicare, including health plans for families, children, the aged, blind and disabled and prescription drug plans, serving approximately 2,388,000 members nationwide as of June 30, 2009. Our Medicaid plans include plans for recipients of the Temporary Assistance for Needy Families programs, Supplemental Security Income programs, Children’s Health Insurance Programs and the Family Health Plus programs. Through our licensed subsidiaries, as of June 30, 2009, we operated our Medicaid health plans in Florida, Georgia, Hawaii, Illinois, Missouri, New York and Ohio. Our Medicare plans include stand-alone prescription drug plans (“PDP”) and Medicare Advantage plans, which include both Medicare coordinated care plans (“CCP”) and Medicare private fee-for-service (“PFFS”) plans. As of June 30, 2009, we offered our CCP plans in Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Louisiana, Missouri, New Jersey, New York, Ohio and Texas, our PDP plans in 50 states and the District of Columbia and our PFFS plans in 40 states and the District of Columbia.

Our principal executive offices are located at 8725 Henderson Road, Renaissance One, Tampa, Florida 33634 and our telephone number is (813) 290-6200. Questions regarding this offer, and requests for additional copies of this Offer to Exchange and the other offer documents, should be directed to:

Regular Mail
BNY Mellon Shareowner Services
Attn: Corporate Actions
P.O. Box 3301
South Hackensack, NJ 07606

Overnight Delivery
BNY Mellon Shareowner Services
Attn: Corporate Actions
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

Copies will be furnished promptly at WellCare’s expense.

11.   Interests of directors and executive officers; transactions and arrangements concerning the options.

        The following table lists our directors and our executive officers as of August 17, 2009 and sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of August 13, 2009. As of August 13, 2009, our executive officers and directors (20 persons) as a group held options unexercised and outstanding under all of our plans to purchase a total of 1,887,813 of our shares, which represented approximately 54.5% of the shares subject to all options outstanding under all of our plans as of that date.

        The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 3,463,416 as of August 13, 2009.

        Our named executive officers and members of our Board of Directors as of the commencement of the offer are not eligible to participate in this offer.  Our named executive officers who are currently employed by us are: Heath G. Schiesser; Charles G. Berg; Thomas F. O’Neil III; Adam T. Miller; and Thomas L. Tran.

Name	Position and Offices Held	Number of Options Outstanding	Percentage of Total Outstanding Options
Heath G. Schiesser*	President and Chief Executive Officer, Director	568,041	16.4%
Charles G. Berg*	Executive Chairman, Director	300,000	8.7%
Thomas F. O’Neil III*	Vice Chairman	100,000	2.9%
Rex M. Adams	Chief Operating Officer	100,000	2.9%
Adam T. Miller*	Senior Vice President, National Medicare and Government Relations	117,277	3.4%
Jonathan P. Rich	Senior Vice President and Chief Compliance Officer	25,000	0.7%
Timothy S. Susanin	Senior Vice President, General Counsel and Secretary	10,000	0.3%
Thomas L. Tran*	Senior Vice President and Chief Financial Officer	100,000	2.9%
Walter W. Cooper	Senior Vice President, Sales and Marketing	93,944	2.7%
Daniel M. Parietti	President, North Division	120,670	3.5%
Michael L. Cotton	President, South Division	66,503	1.9%
Alec Cunningham	President, Florida and Hawaii Division	129,790	3.8%
David J. Gallitano*	Director	--	--
D. Robert Graham*	Director	14,483	0.4%

Regina E. Herzlinger*	Director	28,628	0.8%
Kevin F. Hickey*	Director	18,290	0.5%
Alif A. Hourani*	Director	18,290	0.5%
Ruben José King-Shaw, Jr. *	Director	10,665	0.3%
Christian P. Michalik*	Director	51,947	1.5%
Neal Moszkowski*	Director	14,285	0.4%

* Person is not eligible to participate in the offer.

The address of each executive officer and director is care of:

WellCare Health Plans, Inc.
8725 Henderson Road, Renaissance One
Tampa, Florida 33634

To the best of our knowledge, no directors or executive officers (of the Company or its subsidiaries), nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock during the past sixty days before and including August 14, 2009, except that, as previously disclosed on our Current Report on Form 8-K filed with the SEC on August 11, 2009, WellCare entered into an Amended and Restated Non-Qualified Stock Option Agreement (the “Amended Option Agreement”), dated August 10, 2009, with Charles Berg, our Executive Chairman to modify the terms of 300,000 stock options to purchase shares of WellCare’s common stock previously granted to Mr. Berg.  Pursuant to the Amended Option Agreement, the exercise price for each option, which was $43.12 based on the closing price on the date such options were granted, was adjusted to be $23.88, the closing price of WellCare’s common stock on August 10, 2009.  Fifty percent (50%) of the options will vest on April 1, 2010 and the remaining fifty percent (50%) will vest on December 31, 2010. The options were previously scheduled to vest in eight equal quarterly installments, with the last quarterly installment vesting on January 25, 2010.

Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, pledges, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.  Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled at the effective time of the proposed exchange. To the extent the number of options surrendered exceeds the number of RSUs issued in exchange (based on the pre-determined ratios), all excess options will be available for future grant under the Plan at the discretion of the Administrator, either as options or as other equity awards (to the extent that the Compensation Committee or our Board of Directors approves any such grant). Options that are not surrendered in the program, including those that are not eligible for exchange, those held by employees and directors who are ineligible to participate, and those that employees decide not to surrender, will be unaffected and will remain exercisable according to their terms.

The exchange program will be accounted for under Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (FAS 123(R)). The exchange of options for RSUs will be characterized as a modification of the exchanged options for financial reporting purposes.  Under the provisions of FAS 123(R), we may be required to recognize compensation expense to the extent the new RSUs have a greater value than the options exchanged. As a result, we will record as compensation expense the increase, if any, in the fair value of the new RSUs compared to the fair value of the exchanged options, on a grant-by-grant basis, determined as of the time of the exchange. Any incremental compensation expense will be recognized over the remaining requisite service period.

 Because the offer has been structured to replace underwater options with new RSUs of similar or lesser value, we expect to recognize little or no additional compensation expense. The only compensation expense we are likely to incur would result from fluctuations in our stock price between the time the exchange ratios were set, immediately prior to the commencement of the exchange program, and when the exchange actually occurs on the expiration date, which we expect to be immaterial. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, any incremental compensation expense of the forfeited RSUs will not be recognized.

13.   Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of RSUs as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any New York Stock Exchange listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue RSUs for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting RSUs on the RSU grant date, we will not grant any RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the RSU grant date, we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.  Material income tax consequences.

Material U.S. federal income tax consequences.

The following summarizes the material U.S. federal income tax consequences of the offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the offer and does not address all possible tax aspects of transactions that may arise in connection with the offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Award holders who exchange outstanding options for RSUs generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock units.

        If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU.  Instead, you will recognize ordinary income as the shares subject to the RSUs vest, at which time they can no longer be forfeited, and we will deliver the shares to you. At the same time, the Company will also typically have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares issued to you based on the closing price of the stock on the applicable delivery date. With regard to the shares issued pursuant to the RSUs granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your RSU award agreement (generally through withholding of shares equal in value to the tax withholding obligation). Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as a capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

You also should note that if your RSUs constitute “deferred compensation” within the meaning of Section 409A and (1) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us, and (2) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your RSU award may need to be delayed by six (6) months in order to allow you to avoid the imposition of additional taxation under Section 409A.

Stock options.

If you participate in this offer, your eligible awards will be exchanged for RSUs. So that you are able to compare the tax consequences of new RSUs to that of your eligible awards, we have included the following summary as a reminder of the tax consequences generally applicable to nonstatutory stock options under U.S. federal tax law.

Nonstatutory stock options.

Under current law, an award holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such award holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares received upon exercise of the options, any gain or loss is treated as a capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income.  The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the award, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of participating in this offer.

15.   Extension of offer; termination; amendment.

        We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the previously scheduled expiration date or the date on which we change the offer, as applicable.

We also reserve the right, in our reasonable judgment, before the offer expires on the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the tendered options promptly after the termination or withdrawal of the offer.

Subject to compliance with applicable law, we further reserve the right, before the offer expires on the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.   Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.  You will be responsible for any expenses incurred by you in connection with your election to participate in this Offer to Exchange, including any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Offer to Exchange.

17.   Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our annual report on Form 10-K and annual report on Form 10-K/A for our fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009 and April 30, 2009, respectively;

2.	Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2009 and June 30, 2009, filed with the SEC on May 11, 2009 and July 29, 2009, respectively;

3.	Our definitive proxy statement on Schedule 14A for our 2009 annual meeting of shareholders, filed with the SEC on July 1, 2009;

4.
The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 9, 2004 and any further amendment or report filed thereafter for the purpose of updating such description; and

5.	The information contained in our current reports on Form 8-K filed with the SEC.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting WellCare at:

WellCare Health Plans, Inc.
Attn: Investors Relations Department
P.O. Box 31379
Tampa, Florida 33631-3379
Phone: (813) 290-6200

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

18.   Financial information.

Set forth on Schedule A to this Offer to Exchange is a summary of our consolidated financial data. Such summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2008 and December 31, 2007 and the selected consolidated balance sheet data as of December 31, 2008 and December 31, 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The selected consolidated statements of operations data for the fiscal quarters ended June 30, 2009 and June 30, 2008 and the selected consolidated balance sheet data as of June 30, 2009 is derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Ratio of Earnings to Fixed Charges. Our ratio of earnings to fixed charges was (0.1), 14.3 and 4.1 for the fiscal years ended December 31, 2008 and December 31, 2007 and the six months ended June 30, 2009, respectively.  The Fixed Charge Coverage Ratio is computed by dividing earnings by total fixed charges. For the purposes of computing the Fixed Charge Coverage Ratio, earnings consist of income before provision for income taxes, net interest expense, depreciation expense, amortization expense and rent expense. Fixed charges consist of the sum of total net interest expense, including the amortization of debt related expenses and rent expense.

Book Value Per Share. Our book value per share as of our most recent balance sheet dated June 30, 2009 was $19.47.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 17 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

19.   Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

WellCare Health Plans, Inc.

August 17, 2009

SCHEDULE A

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

(In thousands, except share data)

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007
Consolidated Statements of Operations Data:
Premium revenues	$ 3,579,778	$ 3,257,393	$ 6,483,070	$ 5,304,889
Total revenues	$ 3,586,539	$ 3,282,339	$ 6,521,907	$ 5,390,792
Medical benefits expense	$ 3,057,017	$ 2,774,512	$ 5,530,216	$ 4,213,384
Other operating expenses	$ 501,602	$ 478,105	$ 1,044,861	$ 799,440
Income (loss) before income taxes	$ 27,920	$ 29,722	$ (53,170)	$ 377,968
Net income (loss)	$ 72	$ 12,425	$ (36,833)	$ 216,236
Net income (loss) per common share:
Basic	$ 0.00	$ 0.30	$ (0.89)	$ 5.31
Diluted	$ 0.00	$ 0.30	$ (0.89)	$ 5.16
Weighted average common shares outstanding:
Basic	41,731,915	41,213,293	41,396,116	40,705,454
Diluted	41,925,301	41,947,224	41,396,116	41,940,608

	As of June 30,	As of December 31,	As of December 31,
	2009	2008	2007
Consolidated Balance Sheets Data:
Current assets	$ 1,633,365	$ 1,704,570	$ 1,690,942
Total assets	$ 2,093,357	$ 2,203,461	$ 2,082,731
Current liabilities	$ 1,205,174	$ 1,364,556	$ 1,201,996
Total liabilities	$ 1,271,238	$ 1,397,632	$ 1,274,840
Total stockholders’ equity	$ 822,119	$ 805,829	$ 807,891

A - 1